CONTACT:

David Fry

Executive Vice President and

Chief Financial Officer

Flushing Financial Corporation

(718) 961-5400

FOR IMMEDIATE RELEASE

FLUSHING FINANCIAL CORPORATION

DECLARES QUARTERLY DIVIDEND OF $0.13 PER SHARE

Lake Success, NY – May 20, 2009 – Flushing Financial Corporation (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced that the Board of Directors declared a quarterly dividend on its common stock of $0.13 per common share, payable on June 30, 2009 to shareholders of record at the close of business on June 9, 2009.

John R. Buran, Flushing Financial’s President and Chief Executive Officer, stated: “In these challenging times for the banking industry, we have remained profitable and continue to originate loans and grow our balance sheet. This has allowed us to increase our net interest margin, as we recently reported record net interest income for the first quarter of 2009. SNL Financial recently rated us as the best performing thrift of 2008, based on their annual rankings of the 100 largest thrifts. We remain a ‘well-capitalized’ institution under regulatory guidelines. Our continued strong capital position, as well as our confidence in the opportunities for future growth, underlie the Company’s decision to declare quarterly cash dividend payouts to shareholders. As part of our continuing efforts to enhance the total return to our shareholders, the Board will continue to review future dividend payouts on a quarterly basis.”

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its fifteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s web site at http://www.flushingsavings.com.

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